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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PROTECTION ONE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 23, 2002

Dear Shareholder:

        I cordially invite you to the 2002 Annual Meeting of Shareholders of Protection One, Inc. The meeting this year is at 10:00 A.M., Pacific Daylight Saving Time, on Thursday, May 23, 2002 at the Hyatt Valencia, 24500 Town Center Drive, Valencia, CA 91355.

        The Board has nominated the nine present directors whose terms of office expire this year to continue to serve as directors. The Board recommends that you vote for the nominees.

        The enclosed notice of the meeting and proxy statement contain detailed information about the business to be transacted at the meeting.

        We urge you to read the proxy statement carefully. Whether or not you plan to attend the annual meeting, please take time to vote as soon as possible by completing and mailing the enclosed proxy card.

        I extend my thanks for your continued investment in Protection One.

                      Sincerely,

                      RICHARD GINSBURG
                      Chief Executive Officer and President

PROTECTION ONE, INC.
818 South Kansas Avenue
Topeka, Kansas 66612

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time:	10:00 A.M., Pacific Daylight Saving Time, on Thursday, May 23, 2002
Place:	The Hyatt Valencia 24500 Town Center Drive Valencia, CA 91355
Purpose:	• To elect nine directors to serve for a term of one year
• To approve an increase in the number of shares authorized for issuance under the Protection One, Inc. Employee Stock Purchase Plan; and
• To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting
Record Date:	You may vote if you were a shareholder of record on April 10, 2002
Proxy Voting:	Your vote is important. You may vote in person at the meeting or by proxy by signing, dating and returning your proxy card in the enclosed envelope.

                      On behalf of the Board of Directors,

                      ANTHONY D. SOMMA
                      Senior Vice President,
                      Secretary and Treasurer

Topeka, Kansas
April 23, 2002

PROXY STATEMENT

        The Board of Directors (the "Board") of Protection One, Inc. ("Protection One" or the "Company") is soliciting proxies for the 2002 Annual Meeting of Shareholders (the "Meeting"). This proxy statement and the accompanying proxy card contain information about the items you will vote on at the annual meeting. We began mailing these documents to shareholders on or about April 23, 2002.

        In connection with the solicitation by the Board of proxies for use at the Meeting, the Board has designated Richard Ginsburg, Darius G. Nevin and Anthony D. Somma as proxies. Shares of Protection One Common Stock, par value $0.01 per share ("Common Stock") represented by proxies in the accompanying form, properly executed, received prior to the Meeting and not revoked, will be voted at the Meeting in accordance with the instructions specified thereon.

VOTING PROCEDURES—QUESTIONS AND ANSWERS

Who may vote and how many votes do I have?

        Common shareholders of record at the close of business on April 10, 2002 may vote. For each matter presented for vote, you have one vote for each share you own.

        On April 10, 2002 there were outstanding and entitled to vote 97,901,634 shares of Common Stock.

How do proxies work?

        The Board is asking for your proxy. Giving the persons named as proxies your proxy means you authorize them to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. If you sign and return the enclosed proxy card but do not specify how to vote, the persons named as proxies will vote your shares for our director nominees, to approve an increase in the number of shares authorized for issuance under our Employee Stock Purchase Plan and in accordance with their best judgment with regard to all other matters, if any, that may be presented to the Meeting and matters incident to the conduct of the Meeting.

How do I vote?

        You may vote in person by attending the meeting or by proxy. If you are a shareholder of record, you may vote by proxy through the mail. An envelope, which requires no postage if mailed in the United States or Canada, is included for your convenience. Please follow the instructions on the proxy card for voting. If your shares are held in street name by a broker or other nominee, you will receive instructions from the holder of record that you must follow in order to vote your shares. If you hold your shares in street name and want to vote in person at the annual meeting, you must obtain a legal proxy from your broker or nominee and bring it to the meeting. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

What does it mean if I receive more than one proxy card?

        You may receive more than one proxy card depending on how you hold your shares. You will receive a proxy card for shares registered in your name. If you hold shares through someone else, such as a bank or broker, you may also receive material from them asking how you want to vote. If you participate in our Employee Stock Purchase Plan, you will receive one proxy card for all shares of common stock held in or credited to your accounts as of the record date, if the account names are exactly the same. If your shares are registered differently and are in more than one account, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible. You will also receive a proxy card if you hold shares in our Employees' 401(k) Savings Plan. The plan trustee will vote these shares in accordance with your proxy. If you do not vote, the plan trustee will vote your shares in proportion to the way the other plan participants voted. Each proxy card should be completed, signed and returned.

Can I change my vote?

        You may revoke your proxy at any time prior to its exercise by the following methods. You may file a notice of revocation or a duly executed proxy bearing a later date than the first proxy with our Secretary at our principal executive offices at 818 South Kansas Avenue, Topeka, Kansas 66612. You may also attend the Meeting and vote in person. Attendance at the Meeting will not, in itself, constitute revocation of a previously granted proxy.

Who can attend the annual meeting?

        Only shareholders on April 10, 2002 and our guests may attend the meeting. If you hold your shares in the name of a bank, broker or other holder, please bring proof of ownership with you to the meeting. A bank or brokerage account statement showing you owned common stock on April 10, 2002 would be acceptable proof. No proof is required if you are a registered holder.

What constitutes a quorum for the meeting?

        A quorum is necessary to conduct business at the meeting. A quorum requires the presence of a majority of the outstanding shares entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as shares present at the meeting for purposes of determining a quorum. Abstentions and broker non-votes do not count, however, in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

How many votes are needed?

        Director nominees receiving the most votes will be elected. Approval of any other item being considered requires a majority of the votes cast. Mellon Investor Services, the independent proxy tabulator we use, counts the votes and acts as the inspector of election for the meeting.

Who pays for the solicitation of proxies?

        The costs of the solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement and the enclosed proxy card, will be paid by us. We will reimburse persons holding shares of Common Stock in their names or the names of their nominees but not owning such shares beneficially (such as brokerage firms, banks and other fiduciaries) for their expenses in forwarding soliciting materials to such beneficial owners.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Directors and Nominees for Directors

        Nine directors will be elected at the Meeting, each to serve until our next annual meeting of stockholders and until his or her successor has been duly elected and qualified.

        The Contribution Agreement between Western Resources, Inc. ("Western Resources") and us, dated July 30, 1997, as amended (the "Contribution Agreement"), provides that, for so long as Western Resources directly or indirectly owns more than 50% of the outstanding shares of Common Stock, our Board will have not less than nine nor more than twelve directors, and Western Resources will vote all such shares to elect as our directors one individual selected by Western Resources from our executive officers, at least three "Independent Directors" (as defined in the Contribution Agreement) and the number of additional individuals nominated by Western Resources to fill the remaining positions on the Board. The

Board currently has nine directors; therefore, the number of additional individuals nominated by Western Resources is five. The nominees listed below satisfy the foregoing requirements. As indicated under "Security Ownership of Certain Beneficial Owners" below, Westar Industries, Inc. ("Westar Industries"), a wholly-owned subsidiary of Western Resources, beneficially owns approximately 87.9% of the outstanding shares of Common Stock entitled to vote at the Meeting. Accordingly, the vote by Westar Industries of such shares for the election of our directors will result in the election of all the nominees listed below, regardless of how any other stockholders may vote.

        Each nominee has consented to being named as a nominee and to serve, if elected. While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more are unable to do so, the proxies will be voted for substitute nominees selected by our Board in accordance with the provisions of the Contribution Agreement described above.

Gene A. Budig (age 62)

        Dr. Budig has served as our director since May 2001. Dr. Budig is Senior Advisor to the Commissioner of Baseball, American League of Professional Baseball Clubs in New York, New York (since March 2000) and a professor at Princeton University (since July 2000). Prior to that time, Dr. Budig was President of the American League of Professional Baseball Clubs. Dr. Budig is a director of the Harry S. Truman Library Institute, the Ewing Marion Kaufman Foundation, the Major League Baseball Hall of Fame and the Media Studies Center-Freedom Forum. Dr. Budig is also a director of Western Resources.

Maria de Lourdes Duke (age 55)

        Ms. Duke has served as our director since May 1999. Ms. Duke is President of Fundacion Amistad, a non-profit organization working to increase awareness of Cuban history, cultures and society (since 1997), and Senior Vice President of The Harbor for Boys and Girls, an agency which offers education, recreation and guidance programs to children in the Harlem area of New York City (since 1973). Ms. Duke is a director for the New York University Medical Center Child Study Center. She is a member of the Women's Commission of the International Rescue Committee and a member of the Duke University's Provost Advisory Committee on International Affairs.

Ben M. Enis (age 60)

        Mr. Enis has served as our director since April 1994. Mr. Enis provides marketing consulting services through Enis Marketing Counsel/Communication. Until 1999, Mr. Enis was a Professor of Marketing at the University of Southern California where he currently serves as Professor Emeritus of Marketing. He is currently a director of Countrywide Credit Industries, Inc.

Richard Ginsburg (age 33)

        Mr. Ginsburg has served as our director and Chief Executive Officer since April 2001, and President since July 2001. He was President and Chief Executive Officer of Guardian International, Inc. ("Guardian"), a security monitoring company, from August 1996 to April 2001. He is a director of Guardian.

Donald A. Johnston (age 68)

        Mr. Johnston has served as our director since January 2000. He is a consultant with Investment Management Group, Commerce Bank, N.A. (since 1996). He is currently a director of Commerce Bank, N.A., Douglas County Development, Inc., Kansas Innovation Corporation and Wakarusa Valley Development, Inc.

Douglas T. Lake (age 51)

        Mr. Lake has served as our director and Chairman of the Board since March 2001. He also served as our Chairman of the Board from March 1999 until October 2000. Mr. Lake is Executive Vice President and Chief Strategic Officer for Western Resources (since September 1998). He was Senior Managing Director at Bear, Stearns & Co., Inc. from 1995 to 1998. He is currently a director of Western Resources, Guardian and ONEOK, Inc. ("ONEOK").

Steven V. Williams (age 49)

        Mr. Williams has served as our director since October 2000 and Executive Vice President since July 2001. He was our Senior Vice President from May 2000 to July 2001. He is President of Network Multifamily Security Corporation ("Network"), our wholly-owned subsidiary (since 1997). Mr. Williams is a director of the National Multi-Housing Council.

James Q. Wilson (age 70)

        Mr. Wilson has served as our director since June 1996. Mr. Wilson was a Professor of Management and Public Policy at the University of California at Los Angeles for many years. He is currently a director of State Farm Mutual Life Insurance Company.

David C. Wittig (age 48)

        Mr. Wittig has served as our director since November 2001. He is Chairman of the Board, President and Chief Executive Officer of Western Resources (since January 1999, March 1996, and July 1998, respectively). Mr. Wittig is a director of Fox Run Holdings, Inc. and WACO Instruments, Inc.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF ALL OF THE ABOVE NOMINEES.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

        Directors who are our employees do not receive additional compensation for their services as director. Directors who are not our employees receive for their services as directors an annual cash retainer fee of $20,000 and an additional cash fee of $1,000 ($600 for telephonic attendance) for each meeting of the Board and $750 ($600 for telephonic attendance) for each committee meeting attended. In addition, each non-employee director receives annually an option to acquire 5,000 shares of Common Stock, which vests ratably over three years from the date of grant. The annual grant was increased to 10,000 shares of Common Stock for 2002. All directors are reimbursed for travel and other out-of-pocket expenses incurred in attending meetings of the Board.

Board Meetings and Committees of the Board of Directors

        Our Board met eight times during 2001. All current directors attended at least 75% of the total number of Board and committee meetings held while they served as a director or member of a committee.

        We have an Executive Committee, an Audit and Finance Committee, a Compensation Committee, a Community and Charity Committee and a Nominating Committee.

        The members of the Executive Committee are Mr. Wittig, Mr. Lake and Mr. Ginsburg. The Executive Committee was established by the Board on November 19, 2001. The Executive Committee may exercise all of the powers and authority of the Board in the management of the business and affairs of the Company as permitted under Delaware law. The Executive Committee held no meetings in 2001.

        The members of the Audit and Finance Committee are Mr. Enis, Dr. Budig and Mr. Johnston. Subject to approval by the Board, the Audit and Finance Committee selects independent public accountants to audit our consolidated financial statements and reviews the results and scope of the audits and other services provided by our independent auditors as well as reviews our financial structure and activities. The Audit and Finance Committee held five meetings during 2001.

        The members of the Compensation Committee are Mr. Johnston, Ms. Duke, Mr. Lake and Mr. Wilson. The Compensation Committee establishes the salaries and bonuses for our executive officers and reviews and makes recommendations to the Board regarding our compensation and other benefit plans. The Compensation Committee held five meetings during 2001.

        The members of the Community and Charity Committee are Mr. Ginsburg, Mr. Enis and Mr. Lake. The Community and Charity Committee reviews and recommends action relating to our community and charitable activities. The Community and Charity Committee held no meetings during 2001.

        The members of the Nominating Committee are Ms. Duke, Mr. Lake and Mr. Wilson. The Nominating Committee reviews nominations for and recommends nominees to our Board. The Nominating Committee will not consider nominees recommended by security holders. The Nominating Committee held one meeting.

Audit and Finance Committee Report

        Pursuant to a written charter adopted by the Board, the Audit and Finance Committee is responsible for overseeing the Company's financial reporting process on behalf of the Board.

        Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent public accountants (the "Independent Accountants") have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit and Finance Committee has the responsibility to monitor and oversee these processes.

        The Company's Independent Accountants for 2001 was the firm of Arthur Andersen LLP. The firm discussed with the Audit and Finance Committee matters required to be discussed under Statement of Accounting Standards 61, Communication with Audit Committees, as currently in effect. The firm also provided written disclosures to the Audit and Finance Committee on its independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect.

        The Audit and Finance Committee reviewed and discussed with management and the Independent Accountants the Company's audited financial statements and the overall quality of the Company's accounting and financial reporting.

        Following the actions detailed in this report, the Audit and Finance Committee authorized that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                      Protection One, Inc. Audit and Finance Committee
                      Ben M. Enis, Chairman
                      Gene A. Budig
                      Donald A. Johnston

Compensation Committee Report

        The Company's executive compensation programs are administered by the Compensation Committee which is composed of four non-employee directors. The Compensation Committee reviews and approves all issues pertaining to executive compensation. The objective of the Company's three compensation programs (base salary, short-term incentive and long-term incentive) is to provide compensation which enables the Company to attract, motivate and retain talented and dedicated executives, foster a team orientation toward the achievement of business objectives and directly link the success of the Company's executives with that of the Company's shareholders.

        The key objectives of the Company's compensation philosophy are as follows: an emphasis on shareholder value creation by increasing cash flow and recurring monthly revenue; setting base salaries and total compensation within a market competitive range; the utilization of a pay-for-performance philosophy; and an emphasis on long-term incentives and equity programs for executive employees. The Company extends participation in its long-term and short-term incentive programs to certain employees in addition to executive officers based on the potential to contribute to increasing shareholder value.

        In structuring the Company's compensation plans the Compensation Committee takes into consideration Section 162(m) (which disallows the deduction of compensation in excess of $1,000,000 except for certain payments based upon performance goals) of the Internal Revenue Code of 1986, as amended (the "Code"), and other factors the Committee deems appropriate. As a result, some of the compensation under the Company's compensation programs may not be deductible by reason of Section 162(m).

  Base Salary Compensation

        A base salary range is established for each executive position to reflect the potential contribution of each position to the achievement of the Company's business objectives and to be competitive with the base salaries paid for comparable positions in the national market by security monitoring companies with annual total revenues comparable to those of the Company. Due to large consolidations in the security monitoring industry, the Company has few true comparable companies for executive compensation purposes. For purposes of determining market rates, in addition to security monitoring companies, the Company utilized companies within the telecommunications, cable and paging industries due to the fact that these companies provide similar basic services. The Compensation Committee utilized the services of an independent compensation consultant to provide national market data for executive positions and to evaluate the appropriateness of the Company's executive compensation and benefit programs. Upon determination of peer group companies, information concerning base salaries, annual incentives and long-term incentives for the executive officers of said companies was compiled. In addition, published surveys were utilized for market information. The peer group data was averaged with the published survey data to determine the market average for the jobs for which peer data was available. The mid-point for each base salary range is intended to approximate the average base salary for the relevant position in the national market.

        Within the established base salary ranges, actual base salary is determined by a subjective assessment of each executive's achievement of individual objectives and managerial effectiveness. The Compensation Committee annually reviews the performance of the executive officers. The Compensation Committee, after consideration of the financial performance of the Company, and such other subjective factors as the Compensation Committee deems appropriate for the period being reviewed, establishes the base compensation of such officers.

        All executive officers excluding Mr. Somma and Mr. Williams were hired in 2001. In reviewing the annual achievement of Mr. Somma and Mr. Williams and setting their base annual salary levels for 2001, the Compensation Committee considered each individual's contribution toward meeting the Board-

approved budget and financial plan for the previous year, total return to shareholders, customer satisfaction, the operation and maintenance budgets, the individual's management effectiveness and the individual's base compensation compared to the national market. Based on that review, base salaries of Mr. Somma and Mr. Williams were not changed for 2001. Upon Mr. Somma's assuming his current responsibilities in late 2001, his base salary was adjusted to be commensurate with that position.

  Annual Incentive Compensation

        All executive officers are eligible for annual incentive compensation.

        The primary form of short-term incentive compensation is provided through the Company's Short-Term Incentive Plan (the "STIP"). Through the STIP, employees selected by the Committee who have an opportunity to directly and substantially contribute to the Company's achievement of short-term objectives are eligible to receive short-term incentive compensation. Short-term incentives are structured so that potential compensation is comparable with short-term compensation granted to comparable positions in the national market and are targeted to approximate the median in the national market.

        Under the STIP, Mr. Ginsburg, Mr. Nevin, Mr. Sands and Mr. Pefanis are eligible for an annual short-term incentive target of 60% of their base salaries. Mr. Williams is eligible for an annual short-term incentive target of 60% of his base salary under his agreement with Network. Mr. Somma is eligible for an annual short-term incentive target of 40% of his base salary. Other participants are eligible for annual short-term incentive targets ranging from 15% to 40% of base salary. For Mr. Ginsburg, Mr. Nevin, Mr. Sands and Mr. Pefanis, 25% of the annual incentive is based upon the attainment of individual goals and management skill, 25% is based upon cash flow per share, 25% is based upon the ratio of debt to earnings before interest, taxes, depreciation and amortization ("EBITDA"), and 25% is based upon the ratio of debt to recurring monthly revenue ("RMR"). For Mr. Somma, 40% of the annual incentive is based upon the attainment of individual goals and management skill, 20% is based upon cash flow per share, 20% is based upon the ratio of debt to EBITDA, and 20% is based upon the ratio of debt to RMR. For Mr. Williams, 25% of the annual incentive is based upon the attainment of individual goals and management skill, 25% is based upon achievement of sales goals, 25% is based on Protection One's cash flow per share, and 25% is based upon Network's EBITDA.

  Long Term Incentives

        Long-term incentive compensation is offered to employees who are in positions which can affect the long-term success of the Company through the formation and execution of the Company's business strategies. The 1997 Long Term Incentive Plan (the "LTIP") is the principal method for awarding long-term incentive compensation, and compensation thereunder currently takes the form of stock options. The purposes of long-term incentive compensation are to: (a) align the interests of award recipients with those of the shareholders by increasing the proprietary interest of the recipients in the Company's growth and success; (b) advance the interests of the Company by attracting and retaining the services of directors, officers and other key employees; and (c) motivate recipients to act in the long-term best interests of the Company's shareholders.

        All exempt employees are eligible for grants under the LTIP. At the beginning of each incentive period, stock-based awards are provided to such participants and in such amounts as the Compensation Committee deems appropriate. The number and form of awards vary on the basis of position and pay grade. The level of total compensation for similar executive positions in comparable companies was used as a reference in establishing the level of stock options for Company executives.

        The Company believes the use of a stock option approach as a significant component of compensation creates a strong and direct link between the financial outcomes of the employees and the shareholders. Current options vest and become exercisable ratably over a three year period. In the event of a change of control, stock options may accelerate and vest.

  Chief Executive Officer

        Mr. Ginsburg has been Chief Executive Officer of the Company since April 2001. In determining the terms of his employment, the Committee took into account relevant salary information in the national market and the recommendations made by an independent compensation consultant.

        Ms. Beck was the Chief Executive Officer of the Company from October 2000 to April 2001. In 2001, the Committee took into account relevant salary information in the national market and the Committee's subjective evaluation of Ms. Beck's overall management effectiveness in her position as Chief Executive Officer of the Company and her achievement of individual goals. Factors considered included her leadership of the Company and her contribution to strategic direction, control of expenses, management of operations and the overall productivity of the Company. Ms. Beck's salary was reduced from $286,902 to $171,994 in 2001.

                      Protection One, Inc. Compensation Committee
                       Donald A. Johnston, Chairman
                      Maria de Lourdes Duke
                      Douglas T. Lake
                      James Q. Wilson

Executive Officers

        The name, age and current position(s) of each of our executive officers are set forth below.

Richard Ginsburg (age 33)

        Mr. Ginsburg has served as our director and Chief Executive Officer since April 2001, and President since July 2001. He was President and Chief Executive Officer of Guardian, a security monitoring company, from August 1996 to April 2001. He is a director of Guardian.

Mack Sands (age 53)

        Mr. Sands has been our Executive Vice President and Chief Operating Officer since September 2001. From October 1995 to September 2001, he was Vice President, Corporate Communications Technology of Simplex/Grinwell, a subsidiary of ADT providing fire alarm systems and monitoring services. Prior to that he was Vice President, Monitoring Operations and Product Development of The Alert Centre, a security monitoring company purchased by ADT.

Darius G. Nevin (age 44)

        Mr. Nevin has been our Executive Vice President and Chief Financial Officer since August 2001. From October 1997 to August 2001, he was the Chief Financial Officer of Guardian. For most of the ten years prior to October 1997, Mr. Nevin served in senior executive positions of a predecessor company to Security Technologies Group, Inc., a provider of electronic security systems and services to the commercial market. He is a director of Guardian.

Steven V. Williams (age 49)

        Mr. Williams has served as our director since October 2000 and Executive Vice President since July 2001. He was Senior Vice President from May 2000 to July 2001. He is President of Network (since 1997). Mr. Williams is a director of the National Multi-Housing Council.

Peter J. Pefanis (age 55)

        Mr. Pefanis has been Senior Vice President of Protection One Alarm Monitoring, Inc., our wholly-owned subsidiary, since June 4, 2001. From January 2001 until June 2001, Mr. Pefanis was Region Vice President for SecurityLink, a provider of electronic security systems. Prior to that he was East Area Director for Honeywell, Inc., a provider of electronic security systems.

Anthony D. Somma (age 38)

        Mr. Somma has been our Senior Vice President since August 2001 and Secretary and Treasurer since March 1999. He served as our director from May 1999 to May 2001. He served as our Chief Financial Officer from July 1999 to August 2001 and as Acting Chief Financial Officer from March 1999 to July 1999. From October 1998 to March 1999, he served as Executive Director of Finance for Western Resources. Prior to that he was Director of Corporate Strategy for Western Resources.

        All of our officers are appointed by the Board and hold their respective offices until their respective successors have been appointed, or their earlier death, resignation or removal by the Board.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

Certain Beneficial Owners

        The following table sets forth certain information with respect to the beneficial ownership of our Common Stock by holders of more than 5% of the outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Westar Industries, Inc. 818 S. Kansas Avenue Topeka, KS 66612	86,074,897	(1)	87.9%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	5,228,000	(2)	5.3%

(1)
Stockholdings reported as of April 9, 2002. Westar Industries is a wholly-owned subsidiary of Western Resources which has shared voting power and shared investment power with respect to, and is deemed under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to beneficially own these shares.

(2)
Stockholdings reported as of January 30, 2002, pursuant to a Schedule 13G filed with the Securities and Exchange Commission.

        Western Resources has submitted a financial plan for approval to the Kansas Corporation Commission, which regulates Western Resources' electric utility business. The financial plan proposes transactions that could result in a separation of Westar Industries from Western Resources, in which case Western Resources would cease to be an indirect beneficial owner of our Common Stock. We give no assurance whether the financial plan will be approved or whether the separation of Westar Industries will occur.

Security Ownership of Management

        The following table sets forth certain information with respect to beneficial ownership of our Common Stock and the common and preferred stock of Western Resources, as of March 31, 2002 by each of our directors, director nominees and named executive officers, and all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of the Company(1)		Amount and Nature of Beneficial Ownership of Western Resources, Inc.(2)
Annette M. Beck(3)	17,455		19,474	(4)
Gene A. Budig.	4,514	(5)	12,864	(6)
Maria de Lourdes Duke	16,122	(5)(7)	0
Dr. Ben M. Enis	42,500	(5)	0
Richard Ginsburg	307,942	(5)	670
Donald A. Johnston	5,000	(5)	369	(8)
Douglas T. Lake	38,800		299,362	(6)
Darius G. Nevin	7,487		0
Peter J. Pefanis	19,167	(5)	0
Mack Sands	0		0
Anthony D. Somma	94,712	(5)	15,858	(4)
Steven V. Williams	158,615	(5)	4,000	(4)
James Q. Wilson	34,600	(5)	0
David C. Wittig	237,500	(9)	807,788	(6)(10)(11)
All directors and executive officers of Protection One as a group (14 persons)	984,414	(12)	1,160,385	(13)

(1)
Each individual owns less than one percent of the outstanding shares of our Common Stock. All directors and executive officers as a group own approximately 1.0% of the outstanding shares of our Common Stock. No director or executive officer owns any of our equity securities other than the Common Stock.
(2)
Each individual, other than Mr. Wittig, owns less than one percent of the outstanding shares of the Common Stock of Western Resources. Mr. Wittig owns approximately 1.08% of such outstanding shares. Includes beneficially owned shares held in employee savings plans, shares deferred under the Western Resources 1996 Long Term Incentive and Share Award Plan, and the Western Resources Outside Directors Deferred Compensation Plan.
(3)
Ms. Beck was Chief Executive Officer until April 16, 2001, President until July 26, 2001, and a director until October 31, 2001.
(4)
Includes Western Resources shares subject to options that are currently exercisable or that become exercisable within 60 days after April 20, 2001 as follows: Ms. Beck, 18,375; Mr. Somma, 15,475; and Mr. Williams, 4,000.
(5)
Includes shares subject to options that are currently exercisable or that become exercisable within 60 days after April 20, 2001 as follows: Dr. Budig, 1,014; Ms. Duke, 7,222; Mr. Enis, 42,500; Mr. Ginsburg, 291,667; Mr. Johnston, 5,000; Mr. Somma, 85,833; Mr. Williams, 122,986; Mr. Wilson, 32,500; and Mr. Pefanis 16,667.
(6)
Includes Western Resources restricted share units as follows: Dr. Budig, 798; Mr. Lake, 207,999; and Mr. Wittig, 412,022.
(7)
Includes 4,500 shares held by Ms. Duke's children, not subject to her voting or investment power.
(8)
Includes 169 shares held in the Alice Ann Dewell Johnston Revocable Trust of which Mr. Johnston's wife is the trustee. Such shares are subject to shared investment power.

(9)
Mr. Wittig holds the shares indirectly through his two sons, who each hold 118,750 shares.
(10)
Includes 31,484 shares held by Mr. Wittig's spouse, not subject to his voting or investment power.
(11)
Mr. Wittig also holds 2,800 shares of 4.25% Series Preferred Stock of Western Resources indirectly through his sons, 2,400 shares of 4.25% Series Preferred Stock of Western Resources directly, and 1,458 shares of 4.5% Series Preferred Stock of Western Resources directly.
(12)
Gives effect to footnotes 5, 7 and 9.
(13)
Gives effect to footnotes 4, 6, 8, 10 and 11.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table summarizes the compensation of our executive officers and our former Chief Executive Officer for the last three completed fiscal years (the "named executive officers").

Summary Compensation Table

					Long Term Compensation
		Annual Compensation
					Securities Underlying Options Granted(#)
Name and Principal Position(s)	Year	Salary($)	Bonus ($)(1)	Other Annual Compensation ($)(2)		All Other Compensation ($)(3)
Richard Ginsburg(4) President and Chief Executive Office	2001	232,971	150,000	0	875,000	8,979
Mack Sands(5) Executive Vice President and Chief Operating Officer	2001	106,033	0	0	500,000	153,483
Darius G. Nevin(6) Executive Vice President and Chief Financial Officer	2001	96,840	65,000	0	220,000	1,119
Steven V. Williams Executive Vice President	2001 2000 1999	231,000 231,000 231,000	136,826 58,065 70,000	6,881 12,700 8,676	52,500 40,000 58,200	20,372 5,370 12,320
Peter R. Pefanis(7) Senior Vice President	2001	106,326	60,000	0	50,000	1,496
Anthony D. Somma(8) Senior Vice President, Secretary and Treasurer	2001 2000 1999	196,169 207,439 127,943	30,000 53,673 0	603 4,314 8,093	52,500 52,500 50,000	16,920 2,056 11,017
Annette M. Beck(9) Former Chief Executive Officer and President	2001 2000 1999	171,994 286,902 104,194	0 69,070 0	3,956 3,913 10,970	(10 0 100,000)	11,553 1,953 16,580

(1)
Bonus amounts reflect amounts earned during a period that may have been paid in subsequent periods.

(2)
Other Annual Compensation for 2001 includes the following items: (a) payments for federal and state taxes associated with personal benefits and financial, tax and legal planning in the amounts of $3,956 and $603 for Ms. Beck and Mr. Somma, respectively, and (b) a deferred compensation matching contribution in the amount of $6,881 for Mr. Williams.

(3)
All Other Compensation for 2001 include the following items: (a) Company contributions under our 401(k) plan in the amounts of $2,816, $1,100, $1,350, $500, $2,044 and $5,250 for Ms. Beck,

  Mr. Nevin, Mr. Pefanis, Mr. Sands, Mr. Somma and Mr. Williams, respectively; (b) moving expenses paid by us in the amount of $2,770 for Mr. Sands; (c) car allowances in the amount of $8,316, $8,670, $60, $14,353 and $14,208 for Ms. Beck, Mr. Ginsburg, Mr. Sands, Mr. Somma and Mr. Williams, respectively; (d) insurance premiums paid by us in the amounts of $422, $309, $19, $146, $153, $523 and $914 for Ms. Beck and Messrs. Ginsburg, Nevin, Pefanis, Sands, Somma and Williams, respectively; (d) paid time off in the amount of $1,385 to Mr. Pefanis; and (e) $150,000 paid to Mr. Sands under the terms of an employment agreement entered into when he joined us.

(4)
Mr. Ginsburg joined us and became Chief Executive Officer on April 16, 2001 and President on July 26, 2001.

(5)
Mr. Sands joined us on September 4, 2001.

(6)
Mr. Nevin joined us on August 1, 2001.

(7)
Mr. Pefanis joined Protection One Alarm Monitoring, our wholly-owned subsidiary, on July 26, 2001.

(8)
Mr. Somma served as Chief Financial Officer until July 26, 2001.

(9)
Ms. Beck transferred to Western Resources on August 8, 2001.

(10)
In 2001, Ms. Beck was granted options for 100,000 shares of our Common Stock. All of Ms. Beck's options were forfeited upon the termination of her employment with us, with the exception of options for 33,334 shares granted in 2000, which vested in 2001 and were exercised in 2001.

Options Granted In Last Fiscal Year

        The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 2001 to the named executive officers.

Individual Grants(1)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2001	Exercise or Base Price (Per Share)	Expiration Date	Grant Date Present Value(2)
Annette M. Beck	(3)	—	—	—	—
Richard Ginsburg	875,000	42.78%	$1.3165	04/16/11	$857,500
Darius Nevin	220,000	10.76%	$1.2060	08/01/11	$198,000
Mack Sands	500,000	24.44%	$1.4200	08/08/11	$530,000
Peter J. Pefanis	50,000	2.44%	$1.3400	06/04/11	$50,000
Anthony D. Somma	52,500	2.57%	$1.3500	03/14/11	$50,400
Steven V. Williams	52,500	2.57%	$1.3500	03/14/11	$50,400

(1)
Messrs. Somma and Williams's options were granted on March 14, 2001, Mr. Ginsburg's options were granted on April 16, 2001, Mr. Nevin's options were granted on August 1, 2001 and Mr. Sands' options were granted on August 8, 2001. All such options have 10-year terms, vest in increments of one-third of the total number of options granted on the first, second and third anniversaries of the date of the grant, and all unexercised options are cancelled upon termination of the holder's employment with us.

(2)
The grant date valuation was calculated using the Black-Scholes option pricing model and assumptions called for by paragraph 19 and Appendix B of Financial Accounting Standard 123. This calculation does not necessarily follow the same method and assumptions that we use in valuing long term incentives for other purposes. In calculating the grant date valuation, the following assumptions were made:

Grant date:	03/14/2001	04/16/2001	06/04/2001	08/01/2001	08/08/2001
Annualized stock volatility:	78.94%	83.99%	85.48%	85.32%	85.32%
Time of exercise (option term)	10 years	10 years	10 years	10 years	10 years
Risk free interest rate:	4.78%	5.08%	5.19%	4.85%	4.82%
Average dividend yield:	0	0	0	0	0
Vesting restrictions:	3 years*	3 years*	3 years*	3 years*	3 years*
* One third of options become exercisable at each anniversary date for three years.
(3)
In 2001, Ms. Beck was granted options for 100,000 shares of our Common Stock. All of Ms. Beck's options were forfeited upon the termination of her employment with us, with the exception of options for 33,334 share granted in 2000, which vested in 2001 and were exercised in 2001.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values

        The following table sets forth, for each of the named executive officers, certain information regarding the value of stock options held at year end. No stock option was exercised by any such executive officer, other than Ms. Beck, during the year ended December 31, 2001.

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Shares of Stock Underlying Unexercised Options at 12/31/01 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 12/31/00 (1) Exercisable/Unexercisable
Annette M. Beck	33,334	$13,334	0/0	$0/$0
Richard Ginsburg	0	$0	0/875,000	$0/$1,036,000
Daruis G. Nevin	0	$0	0/220,000	$0/$284,680
Mack Sands	0	$0	0/500,000	$0/$540,000
Peter J. Pefanis	0	$0	0/50,000	$0/$68,500
Anthony D. Somma	0	$0	50,001/119,999	$18,594/$104,013
Steven V. Williams	0	$0	72,723/98,567	$56,559/$73,855

(1)
Fair market value was calculated based upon the closing sale price of our Common Stock as reported on the New York Stock Exchange on December 31, 2001 ($2.50).

(2)
The number of exercisable and unexercisable stock options held by each of the named executive officers is as of December 31, 2001.

Employment and Change in Control Agreements

  Mr. Ginsburg, Mr. Sands, Mr. Nevin and Mr. Pefanis

        We entered into employment agreements with Mr. Ginsburg, Mr. Sands, Mr. Nevin and Mr. Pefanis as of April 16, 2001, August 27, 2001, August 1, 2001 and May 15, 2001, respectively. The employment agreements with Mr. Ginsburg and Mr. Sands have a three year term and the agreements with Mr. Nevin and Mr. Pefanis have no specific term. The employment agreements provide for a minimum annual base salary to Mr. Ginsburg, Mr. Sands, Mr. Nevin and Mr. Pefanis of $325,000, $300,000, $220,000 and $180,000, respectively. The employment agreements provide for participation in our long-term incentive plan, short-term incentive plan and other employee benefit plans. Pursuant to the employment agreements, Mr. Ginsburg, Mr. Sands, Mr. Nevin and Mr. Pefanis received options to purchase 875,000 shares,

500,000 shares, 220,000 shares and 50,000 shares, respectively, of our Common Stock at an exercise price equal to the average closing price for various periods preceding the date of grant. The options have a ten- year term and vest one-third each year, provided each officer continues to be employed at the time the option vests. We also agreed to pay Mr. Sands a $150,000 signing bonus within ten days of his commencement of employment and an additional $50,000 bonus on the first anniversary of the date of his employment agreement if he remains employed by us at that time. We will reimburse each officer for all reasonable expenses incurred by him in connection with the conduct of our business, provided he properly accounts for such expenses in accordance with our policies. For six months, we also agreed to reimburse Mr. Ginsburg and Mr. Nevin for the cost of temporary housing in Topeka, Kansas, and for Mr. Sands in Wichita, Kansas. The employment agreements contain customary provisions regarding non-competition, confidentiality, nonsolicitation and antidisparagement.

        If the employment of Mr. Ginsburg, Mr. Sands or Mr. Nevin is terminated pursuant to a "Qualifying Termination", he will be entitled to receive his base salary and continued benefits for certain periods (for the term of the agreement in the case of Mr. Ginsburg and Mr. Sands, and for one year in the case of Mr. Nevin), and his stock options will vest. The term "Qualifying Termination" means termination by us other than for "Cause" (as defined in the agreement), termination by the officer (but not in the case of Mr. Sands) for "Good Reason" (as defined in the agreement) and upon the date of a "Change in Control" (as defined in the agreement). Mr. Pefanis will be entitled to receive his base salary for one year if his employment is terminated without "cause" (as defined in the agreement).

  Mr. Williams

        Mr. Williams and Network entered into an employment agreement dated September 22, 1997 pursuant to which Mr. Williams is employed as the President of Network. The agreement had an initial three year term and provides for automatic one year extensions at the end of the initial term and each extension term. Under the agreement, Mr. Williams was initially to receive an annual base salary of $220,000, he became entitled to participate in Network's Deferred Compensation Plan and Network's standard employee benefit plans, and he received certain officer perquisites. The agreement also set an annual targeted incentive at 50% of Mr. Williams' base compensation. If Mr. Williams' employment is terminated without "cause" (as defined in the agreement), of if Mr. Williams terminates his employment for "good reason" (as defined in the agreement), he will be entitled to (a) a lump sum payment, payable in cash within ten days following termination, equal to 2.99 times the sum of (i) his annual base salary and (ii) the average of the incentive compensation awarded to him for the three prior years of his employment, and (b) continued participation for one year in all of Network's medical, dental and life insurance benefit plans. The agreement contain customary provisions regarding non-competition, confidentiality and nonsolicitation.

  Mr. Somma

        We entered into a letter agreement with Mr. Somma dated January 14, 2000. The letter agreement does not have a specified term and provides for an annual salary of $207,439, a targeted annual incentive equal to 60% of total base compensation of $189,614, and participation in our standard employee benefit programs for executive officers. Mr. Somma also received an option for 50,000 shares of our Common Stock and a one time payment of $2,847.

        We also entered into a change in control agreement with Mr. Somma as of December 13, 2000. The agreement has a three year term with automatic extensions of one year on each anniversary of the date of the agreement. If the employment of Mr. Somma is terminated pursuant to a "Qualifying Termination", Mr. Somma will be entitled to receive: (i) within five days following the termination date a lump sum cash amount equal to the sum of (a) Mr. Somma's base salary through the date of termination and any bonus amounts which have become payable to the extent not paid or deferred; (b) a pro rata portion of Mr. Somma's annual bonus for the fiscal year in which the date of termination occurs in an amount at least equal to: (1) Mr. Somma's bonus amount, multiplied by (2) a fraction, the numerator of which is the number of days in the fiscal year in which the termination date occurs through the termination date and the denominator of which is three hundred sixty-five (365) days, and reduced by (3) any amounts paid from our annual incentive plan for the fiscal year in which the termination occurs; and (c) any accrued vacation pay and the cash equivalent of any accumulated sick leave or paid time off; (ii) within five days following the termination date a lump-sum cash amount equal to the sum of (a) three times the higher of the highest annual rate of base salary during the twelve-month period; and (b) three times the bonus amount; (iii) the same level of medical, dental, accident, disability and life insurance benefits for a period of three years following the termination date; (iv) the cost (not to exceed $20,000) of outplacement services of a nationally recognized executive employment agency; and (v) continuation of our executive professional services program as in effect on the date of termination. In addition, any deferred compensation agreements become fully vested under certain conditions and each stock option becomes fully vested and exercisable. The term "Qualifying Termination" means termination by us other than for "Cause" (as defined in the agreement), termination by Mr. Somma for "Good Reason" (as defined in the agreement) and upon the date of a "Change in Control" (as defined in the agreement).

  Ms. Beck

        We entered into a letter agreement and a change in control agreement with Ms. Beck having substantially the same terms as the same agreements with Mr. Somma, provided that her annual salary was $286,902. Ms. Beck transferred to Western Resources on August 8, 2001 and terminated her employment with Western Resources effective October 31, 2001. At that time, we made a lump sum payment to Ms. Beck of $30,159.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Contribution Agreement

        Pursuant to the Contribution Agreement, dated July 30, 1997, between us and Western Resources, we acquired WestSec, Inc. and Westar Security, Inc., which together were the Western Resources security businesses, and Centennial Security Holdings, Inc. As a result of the November 1997 business combination, Western Resources, through Westar Industries, owned approximately 85% of our Common Stock at December 31, 1997. Pursuant to this agreement, Western Resources agreed to certain arrangements relating to the election of our directors. See "Election of Directors—Directors and Nominees for Directors."

        During the 10-year period following November 24, 1997, a merger or a sale of all or substantially all of our assets involving Western Resources or any affiliate of Western Resources generally will require the prior approval of a majority of the "Independent Directors" (as defined in the Contribution Agreement), and Western Resources may not acquire more than 85% of our outstanding shares of Common Stock or other voting securities except under specified circumstances and subject to specified limitations.

        On June 2001, our "Continuing Directors" (as defined in the Contribution Agreement), approved an amendment to the Contribution Agreement which permits Western Resources' beneficial ownership of our outstanding common stock to exceed 85% provided that its beneficial ownership on a fully diluted basis does not exceed 81% of the outstanding shares. On March 18, 2002, our "Continuing Directors" approved a waiver of the ownership limitation for the period March 11, 2002 through July 1, 2002. As of December 31, 2001, the shares of Common Stock owned by Westar Industries represented approximately 87% of the outstanding shares on a non-diluted basis.

        On October 18, 2001, our "Continuing Directors" approved an amendment to the Contribution Agreement that decreased the size of our Board and modified the persons for whom Western Resources has agreed to vote its shares in the election of directors as described in "Election of Directors—Directors and Nominees for Directors".

Tax Sharing Agreement

        A tax sharing agreement between us and Western Resources provides for payments to us by Western Resources for tax benefits utilized by Western Resources. In 2001, we received aggregate payments from Western Resources of $19.1 million.

        At December 31, 2001, we had a receivable balance of $1.7 million, which reflected the balance of the estimated tax benefit to be utilized by Western Resources in its 2001 consolidated income tax return less an estimated amount for alternative minimum tax carry forwards. This amount was paid to us by Western Resources in February 2002. In October 2001, we received $7.4 million and $11.8 million from Western Resources under the tax sharing agreement for tax year 2000 and the estimated tax benefit through September 30, 2001.

Services Agreements

        Western Resources provides administrative services to us pursuant to services agreements, including accounting, tax, audit, human resources, legal, facilities and technology services. Charges of approximately $8.1 million were incurred for the year ended December 31, 2001. We had a net intercompany balance due to Western Resources primarily for these services of $1.7 million at December 31, 2001.

        On November 1, 2001, we entered into an agreement pursuant to which we will pay to Westar Industries, beginning with the quarter ending March 31, 2002, a fee for financial advisory and management services, payable quarterly, equal to 0.125% of our consolidated total assets at the end of each quarter. This agreement entitles us to aviation services, at our option. This agreement was approved by the independent members of our Board.

Use of Corporate Aircraft

        We compensate Westar Aviation, Inc. ("Westar Aviation"), a wholly-owned subsidiary of Westar Industries, for the use of corporate aircraft. During 2001, Westar Aviation billed us approximately $0.6 million for aircraft use.

Senior Credit Facility

        We had outstanding borrowings under our Senior Credit Facility with Westar Industries of $137.5 million as of December 31, 2001. We accrued interest expense of $10.5 million and made interest payments of $10.4 million on borrowings under the facility for the year ended December 31, 2001.

        In the second quarter of 2001, we requested and Westar Industries agreed to modifications to the facility which excluded from EBITDA the expenses associated with certain work force reductions and office consolidations that otherwise would have resulted in the violation of certain financial covenants. In addition, the leverage ratio was amended to increase the maximum ratio to 5.75 to 1.0 and the interest coverage ratio was amended to decrease the minimum ratio to 2.1 to 1.0.

        On November 1, 2001, we and Westar Industries entered into an amendment to the facility which extended the maturity date to January 3, 2003, and fixed base rate borrowings at the prime rate, plus 2.75 percent and Eurodollar borrowings at the London interbank offered rate (LIBOR), plus 3.75 percent. In addition, we paid an amendment fee equal to one-half of one percent of the commitment. On March 25, 2002, we entered into a further amendment to the facility which increased the amount of the facility to $180 million.

Bond Purchases

        In 2001, we purchased from Westar Industries $93.7 million face value of our bonds for $61.8 million (market value). As a result of these transactions, an extraordinary gain of $20.5 million, net of tax was recognized.

Repurchases of Common Stock

        During 2001, we purchased 5,911,700 shares of our Common Stock in the open market for $7.6 million, and 16,101,892 shares from Westar Industries at then current market prices for $19.5 million. From January 1, 2002 through March 15, 2002, we purchased 1,000,000 shares of our Common Stock in the open market for $2.2 million.

Purchases of Western Resources' Securities

        In 2001, we purchased 1,696 shares of Western Resources preferred stock from Westar Industries for $0.1 million. In the latter part of 2001 through March 15, 2002, we purchased in the open market, approximately 27,495 shares of Western Resources preferred stock for approximately $1.7 million and 13,300 shares of Western Resources Quarterly Income Preferred Securities for approximately $0.3 million.

        During the latter part of 2001 and the early part of 2002, we purchased approximately $9.7 million of Western Resources' 6.25% Put/Call Notes (the "6.25% Notes"), approximately $0.1 million in ONEOK common stock and approximately $3.0 million of Western Resources common stock. At December 31, 2001, our total investment in Western Resources and ONEOK securities was approximately $1.4 million.

        In March 2002, we sold our investments in the ONEOK stock and the 6.25% Notes to Western Resources for approximately $9.8 million. On that same date, we purchased from Westar Industries approximately $8.3 million (face amount) of our Senior Subordinated Discount Notes for approximately $7.5 million and $6.5 million (face amount) of our Senior Subordinated Notes for approximately $4.5 million. We will record a $2.0 million extraordinary gain, net of tax, in the first quarter of 2002, as a result of the retirement of this debt.

        Recognition of gain or loss on the acquisition and retirement of our debt securities from Westar Industries was also impacted because the parties were related. We increased Additional Paid-In Capital $12.8 million in 2000 and $0.0 million for 2001, to reflect the change in the amount that would have been considered a gain had the parties not been related.

Sale of European Operations

        On February 29, 2000, we sold our European operations and certain investments to Westar Industries. The consideration received was approximately $244.0 million, comprised of approximately $183.0 million in cash and the market value of certain outstanding debt securities acquired by Westar Industries in open market purchases. In separate transactions, additional outstanding debt securities were acquired from Westar Industries at market value. Because Westar Industries is a related party, no gain or loss was recorded on the sale of our European operations and investments. We increased Additional Paid-In Capital $25.6 million to reflect the excess of the transaction price over book value on the sale of the European operations. We reduced Additional Paid-In Capital $16.7 million to reflect the excess of book value of the investments over the transaction price.

Option to Purchase Real Estate

        During the fourth quarter of 2001, we entered into an option agreement to buy an office building located in downtown Wichita, Kansas, from Kansas Gas and Electric Company (KGE), a wholly-owned subsidiary of Western Resources, for approximately $0.5 million. The purchase price was supported by three independent appraisers' findings.

Transactions with Guardian

        Our chief executive officer, Richard Ginsburg, and our chief financial officer, Darius G. Nevin, held similar positions with Guardian prior to taking their current positions with us. Western Resources owns approximately 32% of Guardian's outstanding capital stock on a fully diluted basis. On April 16, 2001, we granted an option to purchase an aggregate of 250,000 shares of our Common Stock to Guardian in connection with the hiring of Mr. Ginsburg. The option has a term of ten years and vests ratably over the next three years. The purchase price of the shares issuable pursuant to the option is $1.32 per share. The fair market value of the Common Stock at the date of the option grant was $1.75 per share resulting in $0.4 million expense in 2001.

        On November 28, 2001, we entered into an agreement with Mutual Central Alarm Services, Inc. ("Mutual"), a wholly-owned subsidiary of Guardian. Pursuant to the agreement, we sold a portfolio of customer accounts for approximately $0.1 million to Mutual. In December 2001, we purchased a portfolio of customer accounts from Mutual for approximately $0.4 million.

        On December 20, 2001, we entered into a transition and services agreement with Guardian with respect to the Florida accounts. Pursuant to the agreement, we are to pay Guardian $2 per account per month for collection services, and $4 per account per month for monitoring and customer services, until February 1, 2002. On this date monitoring of the accounts was moved to our monitoring facility.

PERFORMANCE GRAPH

        The following chart compares the cumulative total stockholder returns on the Common Stock since December 31, 1996 to the cumulative total returns over the same period of the Russell 2001 index and a peer group index comprised of the common stock of The Pittston Company and Response USA, Inc. (the "Peer Group"). The annual returns for the Peer Group index are weighted based on the capitalization of each company within the Peer Group at the beginning of each period for which a return is indicated. The chart assumes the value of the investment in the Common Stock and each index was $100 at December 31, 1996 and that all dividends were reinvested.

PROPOSAL TO APPROVE AN INCREASE IN THE NUMBER OF SHARES AUTHORIZED
FOR ISSUANCE UNDER THE EMPLOYEE STOCK PURCHASE PLAN
(Item 2 on the Proxy Card)

        The purpose of our Employee Stock Purchase Plan (the "ESPP") is to provide a means for the eligible employees of us and our designated parents and subsidiaries to purchase shares of our Common Stock under favorable terms through payroll deductions or cash payments. The Board believes that the ESPP promotes the interests of us and our stockholders by assisting us in attracting, retaining and stimulating the performance of employees and by aligning employees' interests through their purchases of Common Stock with the interests of stockholders. Stockholder approval of the ESPP is required in order for shares purchased under the ESPP to qualify for favorable tax treatment under the Code.

        Our stockholders are being asked to approve an increase in the number of shares of our Common Stock to be made available for issuance under the ESPP. The increase is necessary to allow continued

participation in the ESPP by our employees. In 2001, all of our employees were eligible to participate in the ESPP.

        The proposed amendment to the ESPP increases the number of shares authorized for issuance under the ESPP from 1,650,000 to 4,650,000.

Vote Required For Approval

        Approval of the amendment of the ESPP will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote on the matter. Abstentions will be counted in determining the total number of shares present and entitled to vote on such approval. Accordingly, although not counted as a vote "for" or "against" such approval, an abstention from such vote will have the same effect as a vote "against" such approval. Broker non-votes will not be counted in determining the number of shares present and entitled to vote on such approval, and will have no effect on the outcome. The vote by Westar Industries, which beneficially owns approximately 87% of the outstanding shares of Common Stock entitled to vote at the Meeting for the approval of the amendment, will result in such approval regardless of how any other stockholder may vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE EMPLOYEE STOCK PURCHASE PLAN

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, our executive officers and directors are required to file certain reports with the Securities and Exchange Commission. These reports disclose the amount of our Common Stock that is held by the executive officers and directors, in addition to changes in their ownership of stock. Copies of these reports are required to be furnished to us. We believe that all of our current executive officers, directors and beneficial owners of more than 10% of the Common Stock filed on a timely basis all reports required for 2001 by Section 16(a) of the Exchange Act, with the exception that Mr. Ginsburg reported a transaction which occurred in October 2001 in a report filed for November 2001. Our belief that all required filings were made is based solely on our review of the copies of reports furnished to us, or on written representations to us that no such reports were required.

Shareholder Proposals

        Stockholder proposals intended to be presented at our 2003 Annual Meeting of stockholders must be addressed to the attention of our Secretary and received at our principal executive offices at 818 South Kansas Avenue, Topeka, Kansas 66612 by January 23, 2003 in order to be considered for inclusion in the proxy statement and form of proxy relating to such meeting. If a stockholder intends to present a proposal at the 2003 Annual Meeting other than pursuant to Rule 14a-8 under the Exchange Act, and if the proposal is not received by our Secretary by March 9, 2003, then the proxies designated by the Board for the 2003 Annual Meeting of Shareholders may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement for such meeting or on the proxy card for such meeting.

Independent Public Accountants

        Arthur Andersen LLP ("Andersen") served as our independent accounting firm for 2001 and has been the independent accounting firm that audited our financial statements and most of our subsidiaries since

1998. A representative of that firm is expected to be present at the Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

        In addition to performing the audit of our consolidated financial statements, Arthur Andersen LLP provided various other services during 2001. The aggregate fees billed for 2001 for each of the following categories of services are set forth below:

Audit Fees	$468,000
Financial Information Systems Design and Implementation	0
All other services	$480,042

Total Fees	$948,042

        "All other services" includes: (1) providing consultation with respect to accounting matters; and (2) performing audit work with respect to subsidiaries and employee benefit plans of us and our subsidiaries.

        The Audit and Finance Committee of our Board reviewed the services provided by Arthur Andersen LLP, along with the fees related to such services. The Audit and Finance Committee is evaluating whether to engage Arthur Andersen LLP or another independent public accounting firm to audit our financial statements for the fiscal year 2002. The Committee will review the fees to be paid to and other services to be provided by the independent public accounting firm selected. The Committee has considered, and will consider, whether the provision of non-audit services is compatible with maintaining the independence of our independent accounting firm.

Other Business

        The Board is not aware of any matter to be presented at the Meeting other than the matters described above. If any other matter properly comes before the Meeting, the persons named in the enclosed form of proxy intend to vote said proxy in accordance with their best judgment on such matter.

                      By Order of the Board of Directors,

                      ANTHONY D. SOMMA
                      Senior Vice President,
                      Secretary, and Treasurer

Topeka, Kansas
April 23 2002

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1 and 2.	Please mark your votes as indicated in this example	☒
Item 1.	ELECTION OF DIRECTORS.
	Nominees: 01 Gene A. Budig, 02 Maria de Lourdes Duke, 03 Ben M. Enis, 04 Richard Ginsburg, 05 Donald A. Johnston, 06 Douglas T. Lake, 07 Steven V. Williams, 08 James Q. Wilson and 09 David C. Wittig.	FOR all nominees listed to the left (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐	Item 2.	APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PROTECTION ONE, INC. EMPLOYEE STOCK PURCHASE PLAN.	FOR ☐	AGAINST ☐	ABSTAIN ☐
(The Board of Directors recommends a vote FOR.)				(The Board of Directors recommends a vote FOR.)
If any nominee is unable or unwilling to serve or is otherwise unavailable, said proxies shall have discretion and authority to vote in accordance with their judgment for any other nominees.
(INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names in the space provided below.)

Signature	Signature	Date

NOTE: Please sign exactly as name appears to the left. When signing as attorney, executor, trustee, guarantor or officer of a corporation, please give full title as such. For joint accounts, all named holders should sign. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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PROTECTION ONE, INC.
818 South Kansas Avenue
Topeka, Kansas 66612

        This Proxy is solicited on behalf of the Board of Directors of the Company for the Annual Meeting of Shareholders on May 23, 2002

        The undersigned, a shareholder of Protection One, Inc., a Delaware corporation, hereby appoints RICHARD GINSBURG, DARIUS G. NEVIN and ANTHONY D. SOMMA, and each of them, as the attorneys and proxies of the undersigned, with power of substitution, to attend the Annual Meeting of Shareholders of Protection One, Inc. to be held at The Hyatt Valencia, 24500 Town Center Drive, Valencia, California 91355, on Thursday, May 23, 2002, at 10:00 A.M. Pacific Daylight Saving Time, and at any or all adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse side, and, in their discretion, upon such other matters as may properly come before the meeting. This proxy revokes all prior proxies given by the undersigned.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

        Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement is hereby acknowledged.

(Continued, and to be marked, dated and signed on the other side)

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QuickLinks

PROTECTION ONE, INC. 818 South Kansas Avenue Topeka, Kansas 66612 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING PROCEDURES—QUESTIONS AND ANSWERS
ELECTION OF DIRECTORS (Item 1 on the Proxy Card)
INFORMATION CONCERNING THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
BENEFICIAL OWNERSHIP OF VOTING SECURITIES
COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
Options Granted In Last Fiscal Year
Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
PROPOSAL TO APPROVE AN INCREASE IN THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE EMPLOYEE STOCK PURCHASE PLAN (Item 2 on the Proxy Card)
ADDITIONAL INFORMATION